Exhibit 99.1

Press Release

TNS, Inc. Appoints Dennis L. Randolph Jr. Chief Financial Officer

RESTON, Va.—April 10, 2007—TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost effective data communications services for transaction-oriented applications, announced today that its board of directors has appointed Dennis L. Randolph, Jr. executive vice president, chief financial officer and treasurer, effective April 9, 2007.

Mr. Randolph replaces Edward C. O’Brien, 59, who is departing TNS on mutual terms after many years of dedicated service.  Mr. O’Brien will continue with TNS on a consultative basis through June.  Henry H. Graham, Jr., chief executive officer, stated, “Ed O’Brien’s contributions at TNS have been significant over the many years we have worked together, and we wish him and his family the very best.”

Dennis Randolph, 27, joined TNS in July 2003 as director of accounting and assistant controller, a position he held until September 2005.  From October 2005 to August 2006, Mr. Randolph served as vice president and assistant corporate controller, and was senior vice president and corporate controller since September 2006.  Prior to joining TNS, Mr. Randolph worked for Ernst & Young, LLP and Arthur Andersen, LLP.  He is a certified public accountant in the state of Virginia and holds a B.S. in Accounting from Virginia Polytechnic Institute and State University.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

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